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Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                 Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

WILLIAMSVILLE, NY, July 27, 2022 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the second quarter ended June 30, 2022.

SECOND QUARTER 2022 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Achieved second quarter net income of $5.7 million, or $1.03 per diluted share
"	Generated solid net interest income of $18.1 million despite significantly lower PPP fees as the program nears conclusion
"	Total loan balances increased 4%, excluding PPP loans
"	Total deposits of $1.97 billion increased 4%
"	Efficiency ratio improved 142 basis points to 65.2%

Net income was $5.7 million, or $1.03 per diluted share, in the second quarter of 2022, compared with $4.7 million, or $0.86 per diluted share, in the first quarter of 2022 and $6.3 million, or $1.15 per diluted share, in last year’s second quarter.  The increase from the sequential first quarter was largely due to higher net interest income.  The change from prior year largely reflected lower PPP fees and a sizable credit in provision for loan losses in the second quarter of 2021.  Return on average equity was 13.77% for the second quarter of 2022, compared with 10.46% in the first quarter of 2022 and 14.72% in the second quarter of 2021.

“Second quarter results were very solid, reflecting continued growth in commercial business lending, attraction of core deposits, especially checking and savings, significantly improving net interest margins, and a diligent focus on expense management despite the ever-changing market dynamics in which we operate in currently,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “Our team continues to execute our strategy resulting in new business attraction and market share growth with a strong commitment to our community and relationship driven, customer-centric focus.  We expect a rising interest rate environment to drive higher net interest income and margins going forward.  We have managed our expenses while simultaneously investing capital in technology to enhance the customer experience and operational effectiveness.  While headwinds exist, our outlook remains positive, as we are confident in our team and strategy to deliver value.”

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

Net Interest Income
($ in thousands)

	2Q 2022	1Q 2022	2Q 2021

Interest income	$19,097	$17,517	$19,576
Interest expense	1,045	1,016	1,226
Net interest income	18,052	16,501	18,350
Provision (credit) for loan losses	267	221	(760)
Net interest income after provision	$17,785	$16,280	$19,110

Net interest income increased  $1.6 million, or 9%, from the sequential first quarter, but decreased $0.3 million when compared with prior-year second quarter.    The increase from the first quarter of 2022 reflected higher interest income on loans of $1.1 million as a result of higher average balances and increases in the fed funds rate by the Federal Reserve of 150 basis points since the beginning of 2022.  Also contributing was higher interest income on securities of $0.3 million reflecting a $34.4 million increase in average balances during the second quarter of 2022.  The decrease from prior year reflected lower interest income on loans of $1.7 million, including a decrease in PPP fees of $2.3 million partially offset by increases in interest income on investment securities of $1.0 million, interest bearing deposits at banks of $0.2 million and lower interest expense of $0.2 million.  The decrease in PPP fees reflects the deceleration in the rate of remaining loan forgiveness as the program approaches its conclusion.  PPP fees recognized in interest income were $0.2 million in the second quarter of 2022, $0.5 million in the first quarter of 2022 and $2.5 million in the second quarter of 2021.

Second quarter net interest margin of 3.45% increased 27 basis points from the first quarter of 2022 but decreased 17 basis points from the second quarter of 2021.  The yield on loans increased 17 basis points compared with the first quarter of 2022 but decreased 8 basis points compared with the second quarter of 2021.  The cost of interest-bearing liabilities was 0.28% compared with 0.27% in the first quarter of 2022 and 0.34% in the second quarter of 2021.

The Company continues to evaluate the credit quality of its loan portfolio in response to the economic impact of the COVID-19 pandemic on clients.  During 2020, the Company identified a well-defined weakness in the hotel industry and classified $81 million of loans to clients within that industry as criticized.  Since that time, approximately a third of the portfolio was upgraded or paid off, leaving $54 million in criticized status at the end of the 2022 second quarter.  The improvement of the remaining criticized hotel credits is dependent on continued positive payment performance.

The $0.3 million provision for loan losses in the current quarter was primarily due to the change in economic trends.  Evans has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL) until January 2023, as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	2Q 2022	1Q 2022	2Q 2021

Total non-performing loans	$22,010	$20,659	$24,317
Total net loan charge-offs	66	41	-
Non-performing loans / Total loans	1.36%	1.29%	1.43%
Net loan charge-offs / Average loans	0.02%	0.01%	-%
Allowance for loan losses / Total loans	1.17%	1.16%	1.17%

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

“The quarter’s provision was driven by trending economic conditions rather than the quality of our loan portfolio. Despite a modest increase in non-performing loans, which reflected just one commercial real estate relationship that is well collateralized, our asset quality remains strong,” stated John Connerton, Chief Financial Officer of Evans Bank.  “We continue to rely on strong underwriting fundamentals while considering economic data in an effort to counteract the impact of a potential downturn.”

Non-Interest Income
($ in thousands)
	2Q 2022	1Q 2022	2Q 2021

Deposit service charges	$703	$692	$607
Insurance service and fee revenue	2,567	2,299	2,657
Bank-owned life insurance	171	154	172
Other income	1,171	1,286	982
Total non-interest income	$4,612	$4,431	$4,418

Higher debit card usage drove deposit service charges up 16% over last year’s second quarter.

The increase in insurance service and fee revenue from the sequential first quarter reflects seasonally higher policy renewals for institutional clients.

The changes in other income from the prior periods was largely due to movements in the fair value of mortgage servicing rights.

Non-Interest Expense
($ in thousands)
	2Q 2022	1Q 2022	2Q 2021

Salaries and employee benefits	$9,436	$9,470	$9,365
Occupancy	1,131	1,180	1,177
Advertising and public relations	438	179	405
Professional services	843	872	989
Technology and communications	1,237	1,174	1,432
Amortization of intangibles	100	100	135
FDIC insurance	250	270	279
Other expenses	1,349	1,215	1,394
Total non-interest expenses	$14,784	$14,460	$15,176

Total non-interest expense increased $0.3 million, or 2%, from the first quarter of 2022, but decreased $0.4 million, or 3%, from last year’s second quarter.

Salaries and employee benefits expense remained consistent when compared with prior periods.  Salaries and employee benefits comprised 64% of total non-interest expense.

Advertising expense increased $0.3 million from the previous quarter due to seasonal marketing campaigns during the second quarter of 2022.

Technology and communications decreased $0.2 million year-over-year due to lower COVID related technology expenses.

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 65.2% in the second quarter of 2022, 69.1% in the first quarter of 2022, and 66.7% in the second quarter of 2021.

Income tax expense was $1.9 million, for an effective tax rate of 24.7%, in the second quarter of 2022 compared with 24.0% in the first quarter of 2022 and 24.4% in last year’s second quarter.

Balance Sheet Highlights

Total assets were $2.21 billion as of June 30, 2022, a decrease of less than 1% from $2.24 billion at
March 31, 2022, but an increase of 2% from $2.16 billion at June 30, 2021.  The growth from the prior year resulted from an increase in investment securities of $169 million, partially offset by a decrease in total loans of $83 million, and a decrease in interest-bearing deposits at banks of $39 million.  Since last year’s second quarter, PPP loan balances, which are included in commercial and industrial loans, decreased $142 million. Excluding the decrease of PPP loans, commercial and industrial loans increased $13 million from the second quarter of 2021.  PPP loans totaled $3.5 million at June 30, 2022, compared with $10 million at March 31, 2022 and $146 million at June 30, 2021.  Residential mortgages increased $34 million and commercial real estate loans were up $6 million since the second quarter of 2021.

Investment securities were $403 million at June 30, 2022, $14 million higher than the end of the first quarter of 2022, and $169 million higher than at the end of last year’s second quarter.  The increases reflect the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.97 billion decreased $18 million, or 1%, from March 31, 2022, but increased $85 million, or 4%, from the end of last year’s second quarter.  The change from the prior year primarily reflects increases in demand deposits of $63 million, commercial savings of $42 million, consumer deposits of $21 million, municipal deposits of $12 million, and NOW deposits of $4 million, offset by a decrease in time deposits of $58 million.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.73% at June 30, 2022 compared with 8.57% at March 31, 2022 and 8.23% at June 30, 2021.

Book value per share was $29.53 at June 30, 2022 compared with $30.65 at March 31, 2022 and $32.28 at June 30, 2021.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant changes in unrealized gains and losses on investment securities, which reduced book value per share at June 30, 2022 by $2.18 when compared with the sequential first quarter and $5.83 from last year’s second quarter.  Such unrealized gains and losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.  The Company had no other-than-temporary impairment charges in its investment portfolio in 2022 or 2021.

Tangible book value per share was $26.97 at June 30, 2022 compared with $28.08 at March 31, 2022 and $29.58 at June 30, 2021.

Webcast and Conference Call

The Company will host a conference call and webcast on Wednesday, July 27, 2022 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2022, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Wednesday, August 3, 2022.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13730929, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $2.0 billion in deposits at June 30, 2022.  Evans is a full-service community bank with 21 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
ASSETS
Interest-bearing deposits at banks	$88,190	$147,277	$234,929	$179,231	$126,810
Investment Securities	403,322	388,953	309,124	258,221	234,350
Loans	1,613,834	1,604,079	1,571,905	1,614,162	1,697,321
Allowance for loan losses	(18,819)	(18,618)	(18,438)	(18,051)	(19,942)
Goodwill and intangible assets	14,129	14,229	14,329	14,546	14,682
All other assets	107,698	104,814	98,791	103,949	106,982
Total assets	$2,208,354	$2,240,734	$2,210,640	$2,152,058	$2,160,203

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	550,079	528,962	492,864	502,689	486,737
NOW deposits	265,181	257,475	259,908	253,124	261,173
Savings deposits	1,015,511	1,051,136	1,019,925	942,147	940,352
Time deposits	137,561	149,243	164,340	178,083	195,533
Total deposits	1,968,332	1,986,816	1,937,037	1,876,043	1,883,795
Borrowings	59,028	64,322	67,965	71,564	76,895
Other liabilities	18,319	20,393	21,746	25,617	23,824
Total stockholders' equity	162,675	169,203	183,892	178,834	175,689

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,508,663	5,519,831	5,482,756	5,463,141	5,443,491
Book value per share	$29.53	$30.65	$33.54	$32.73	$32.28
Tangible book value per share	$26.97	$28.08	$30.93	$30.07	$29.58
Tier 1 leverage ratio	8.73%	8.57%	8.57%	8.34%	8.23%
Tier 1 risk-based capital ratio	12.47%	12.55%	12.76%	12.34%	11.96%
Total risk-based capital ratio	13.68%	13.78%	14.02%	13.57%	13.21%

ASSET QUALITY DATA
Total non-performing loans	$22,010	$20,659	$18,415	$25,463	$24,317
Total net loan charge-offs	66	41	6	431	-

Non-performing loans/Total loans	1.36%	1.29%	1.17%	1.58%	1.43%
Net loan charge-offs /Average loans	0.02%	0.01%	-%	0.10%	-%
Allowance for loans losses/Total loans	1.17%	1.16%	1.17%	1.12%	1.17%

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2022	2022	2021	2021	2021
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	$19,097	$17,517	$20,732	$19,302	$19,576
Interest expense	1,045	1,016	1,057	1,139	1,226
Net interest income	18,052	16,501	19,675	18,163	18,350
Provision (credit) for loan losses	267	221	393	(1,459)	(760)
Net interest income after provision (credit) for loan losses	17,785	16,280	19,282	19,622	19,110

Deposit service charges	703	692	688	664	607
Insurance service and fee revenue	2,567	2,299	2,107	3,191	2,657
Bank-owned life insurance	171	154	360	158	172
Loss on tax credit investment	-	-	(30)	-	-
Refundable NY state historic tax credit	-	-	21	-	-
Other income	1,171	1,286	1,560	1,144	982
Total non-interest income	4,612	4,431	4,706	5,157	4,418

Salaries and employee benefits	9,436	9,470	10,273	9,930	9,365
Occupancy	1,131	1,180	1,208	1,126	1,177
Advertising and public relations	438	179	325	434	405
Professional services	843	872	799	840	989
Technology and communications	1,237	1,174	1,353	1,327	1,432
Amortization of intangibles	100	100	132	135	135
FDIC insurance	250	270	269	285	279
Other expenses	1,349	1,215	1,926	1,316	1,394
Total non-interest expenses	14,784	14,460	16,285	15,393	15,176

Income before income taxes	7,613	6,251	7,703	9,386	8,352
Income tax provision	1,879	1,503	1,804	2,407	2,039
Net income	5,734	4,748	5,899	6,979	6,313

PER SHARE DATA
Net income per common share-diluted	$1.03	$0.86	$1.06	$1.27	$1.15
Cash dividends per common share	$-	$0.62	$-	$0.60	$-
Weighted average number of diluted shares	5,550,436	5,547,548	5,540,924	5,516,781	5,489,420

PERFORMANCE RATIOS
Return on average total assets	1.04%	0.86%	1.07%	1.28%	1.17%
Return on average stockholders' equity	13.77%	10.46%	12.98%	15.58%	14.72%
Return on average tangible common stockholders' equity*	15.06%	11.35%	14.11%	16.96%	16.11%
Efficiency ratio	65.23%	69.08%	66.79%	66.01%	66.65%
Efficiency ratio (Non-GAAP)**	64.79%	68.60%	66.23%	65.43%	66.06%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $5.7 Million in Second Quarter 2022

July 27, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2022	2022	2021	2021	2021
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$1,591,971	$1,566,716	$1,573,608	$1,647,395	$1,718,507
Investment securities	392,371	357,930	283,216	248,690	216,134
Interest-bearing deposits at banks	111,457	178,729	229,658	174,296	97,168
Total interest-earning assets	2,095,799	2,103,375	2,086,482	2,070,381	2,031,809
Non interest-earning assets	116,202	110,316	110,315	109,601	119,392
Total Assets	$2,212,001	$2,213,691	$2,196,797	$2,179,982	$2,151,201

NOW	258,197	252,965	254,059	262,105	246,565
Savings	1,020,004	1,024,447	983,403	949,956	928,375
Time deposits	143,677	156,534	170,318	186,126	210,287
Total interest-bearing deposits	1,421,878	1,433,946	1,407,780	1,398,187	1,385,227
Borrowings	63,203	65,154	69,847	74,326	77,050
Total interest-bearing liabilities	1,485,081	1,499,100	1,477,627	1,472,513	1,462,277

Demand deposits	542,827	512,118	515,204	503,006	493,734
Other non-interest bearing liabilities	17,562	20,897	22,223	25,250	23,682
Stockholders' equity	166,531	181,576	181,743	179,213	171,508

Total Liabilities and Equity	$2,212,001	$2,213,691	$2,196,797	$2,179,982	$2,151,201

Average tangible common stockholders' equity*	152,345	167,287	167,285	164,588	156,748

YIELD/RATE

Loans, net	4.24%	4.07%	4.86%	4.36%	4.32%
Investment securities	2.09%	1.95%	1.91%	1.82%	1.94%
Interest-bearing deposits at banks	0.81%	0.16%	0.15%	0.14%	0.08%
Total interest-earning assets	3.65%	3.38%	3.94%	3.70%	3.86%

NOW	0.09%	0.09%	0.09%	0.10%	0.11%
Savings	0.14%	0.14%	0.14%	0.15%	0.17%
Time deposits	0.49%	0.44%	0.44%	0.49%	0.52%
Total interest-bearing deposits	0.16%	0.16%	0.17%	0.18%	0.21%
Borrowings	2.95%	2.79%	2.64%	2.62%	2.55%
Total interest-bearing liabilities	0.28%	0.27%	0.28%	0.31%	0.34%

Interest rate spread	3.37%	3.11%	3.66%	3.39%	3.52%
Contribution of interest-free funds	0.08%	0.07%	0.08%	0.09%	0.10%
Net interest margin	3.45%	3.18%	3.74%	3.48%	3.62%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.